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                                                                       Exhibit 6

                                 EMPLOYMENT CONTRACT


    THIS AGREEMENT, executed on the date (or dates) set forth below, by and between:

         FIX-CORP. INTERNATIONAL, INC., a Delaware corporation with its principal place of business located at 27040 Cedar Road, Suite 218, Beachwood, Ohio 44122, acting through its authorized officer Andy Press, and hereafter referred to as either as the Company or Fix-Corp.;

                                       - and -

    Mark Fixler, an individual residing at 6758 Bramblewood Lane, Mayfield Village, Ohio 44143, acting on his own behalf and hereafter referred to as Mark Fixler or Employee;

Declare as their mutual intent and purpose as follows.


                                      RECITALS:


    WHEREAS, the Company desires to engage Mark Fixler to perform services for the Company, Fix-Corp., as well as its present subsidiary Fix-Corp Industries, Inc., or any future parent or subsidiary company of Fix-Corp., or any affiliate of Fix-Corp International, Inc. and Fix-Corp Industries, Inc.; and

    WHEREAS, Mark Fixler ["Employee" herein] desires to perform such services on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in exchange for the above covenants and with both parties intending to be legally bound, Mark Fixler agrees to become an Employee of Fix-Corp. pursuant to the terms and conditions set forth below.

    1.   TERM

    (a) The Company agrees to employ Employee, and the Employee agrees to serve, pursuant to the terms and conditions of this Agreement for a period commencing on 1/1/97 and ending three years thereafter, or such shorter period as may be provided for herein. The period during which Employee is employed hereunder is hereafter referred to as the "Employment Period."

    2.   DUTIES AND SERVICES

    (a) During the Employment Period, Employee shall be employed in the business of the Company and shall also perform services in a responsible executive or managerial capacity for any

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of the other subsidiaries or affiliates of the Company, or by any of its subsidiaries or affiliates. In performance of his duties, Employee shall be subject to the direction of the Board of Directors of the Company and of the Board of its subsidiaries and/or affiliates. Employee agrees to his employment as described in this Section 2 and agrees to devote all of his time and efforts to the performance of his duties under this Agreement. Employee shall make himself available to travel as the needs of the business require.

    (b) It is agreed that the Employee will serve on the Board of Directors of Fix-Corp. with the title of President and Chief Executive Officer.

    (c) It is further agreed that the employee will serve on the Board of Directors of every subsidiary and affiliate of the Company, both presently existing and to be acquired in the future, with such responsibilities and duties as the Board of Directors of every subsidiary and affiliate of the Company shall formulate and determine, along with such job titles.

    3.   COMPENSATION

    (a) As full compensation for his services hereunder, the Company shall pay Employee, during the Employment Period, a salary payable in equal [SEMI-MONTHLY OR MONTHLY] installments at the annual rate of $200,000 for the first year, $250,000 for the second year and $300,000 for the third year. Nothing contained herein shall preclude Employee from participating in the present or future employee benefit plans of the Company or of its subsidiaries or affiliates if he meets the eligibility requirements therefor.

    (b) If for any reason, the Company cannot or elects against honoring the terms of this Employment Agreement for the full period of the Employment Period, or if control of the Company should transfer through Merger, Consolidation or Purchase of Assets to another company which elects to terminate this Employment Agreement, then Mark Fixler shall be entitled to a $2,000,000 severance benefit, payable upon premature termination of this Employment Agreement.

    4.   EXPENSES AND BENEFITS

    (a) Employee shall be entitled to reimbursement up to a maximum of $20,000 during each full year of the Employment Period for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company and/or its subsidiaries or affiliates.

    (b) Employee shall be entitled to three weeks of paid vacations, three weeks of sick leave, and entitled to paid holidays recognized by the U.S. Government.

    (c) Employee shall be entitled to receive health and dental insurance for himself and for his family.


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    (d)  Employee shall receive a $750 per month automobile allowance, plus reasonable car phone expenses and reasonable automotive repairs and maintenance expenses.

    (e) If the Employee should have to make cash contributions to the Company, all such funds advanced shall be deemed a loan and payable upon demand with interest at the rate of 10% per annum. If the Company, for any reason, cannot meet the cash terms of this Employment Agreement, all such amounts not paid shall be deemed a cash contribution and, by inference, a loan by the Employee to the Company if the Employee continues to pursue his duties with the same care and attention as when he was fully paid.

    (f) Employee shall receive the option to purchase four million shares of stock of Fix-Corp. at the fixed price of $0.50 [fifty cents] per share. This option may be exercised by the Employee at any time during the Employment Period.

    5.   REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

    Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

    (b) Employee represents that he is not subject to any judgment or decree, the effect of which would prohibit, limit or otherwise restrict the employment of the Employee by the Company pursuant to the terms of this Agreement.

    6.   NONCOMPETITION

    In view of the unique and valuable services it is expected Employee will render to the Company, and Employee's industry contacts, knowledge of customers, trade secrets and other proprietary information relating to the business of Fix-Corp., and in consideration of the shares identified in the Stock Acquisition Agreement and the Acquisition Agreement of Fix-Corp Industries [formerly Quantum Chemical Company], and the compensation to be provided hereunder, the Employee agrees:

    (a) During the period Employee is employed by Fix-Corp. or any of the related companies referenced under this Agreement, he will not otherwise engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, or partner of, any other business or organization, whether or not such business or organization now is or shall then be competing with Fix-Corp. or any of its related companies; and

    (b)  For a period of one year after he ceases to be employed by Fix-Corp.
or any of its related companies pursuant to this Agreement or otherwise, the Employee shall not directly or indirectly compete with or be engaged in the same business as Fix-Corp. or any of its related


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companies, or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner, or partner of, any business or organization which, at the time of such cessation, directly or indirectly competes with or is engaged in the same business as Fix-Corp. or any of its related corporation.

    (c) The provisions of this Section 6 will not be deemed breached merely because Employee owns not more than 1 percent of the outstanding common stock of a corporation if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

    (d) Upon the conclusion of the Employment Period, Employee shall be allowed to convert this Employment Agreement into a Consultant Agreement, at Employee's option and with the Company's consent. If so converted into a consultant agreement, the provision set forth above wherein Employee is required to devote his time solely to the affairs of Fix-Corp. shall not be applicable, nor will Employee be barred from acting as a consultant or Director for other businesses, provided the Employee makes a full disclosure of these affiliations.

    7.   PATENTS, COPYRIGHTS, TECHNOLOGICAL INVENTIONS

    (a) Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Employee now or hereafter during the period Employee is employed by any of the Conglomerates corporations under this Agreement or otherwise may own or develop relating to the fields in which any of the Conglomerates Corporations may then be engaged shall belong to the Company; and forthwith upon request of the Company Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions free and clear of all liens, charges, and encumbrances.

    8.   CONFIDENTIAL INFORMATION

    (a) All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period Employee is employed by Fix-Corp.. or any of its related companies under this Agreement or otherwise relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Corp. or any of its related companies or of any customer or supplier of any of them shall not be published, disclosed, or made accessible by him to any other person or entity either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company or, at the election at any time of Fix-Corp., without the prior written permission of Fix-Corp., Employee shall deliver to the Company all tangible evidence of such confidential information prior to or at the termination of his employment.

    9.   KEY MAN LIFE INSURANCE


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    (a)  The Company agrees to purchase a $2,000,000 term life insurance policy on Employee ["key man life insurance"] and Employee shall submit to such physical examinations and execute and deliver such documents as may reasonably necessary to enable the Company, at its sole expense and for its own benefit, to obtain key man life insurance on Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of Cleveland for healthy men of his age.

    10.  TERMINATION.

    Notwithstanding anything herein contained, if on or after the date this Agreement is executed and prior to the end of the Employment Period,

    (a) Either (i) Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of three months, (ii) Employee shall be convicted of a crime, (iii) Employee shall commit any act or omit to take any action in bad faith and to the detriment of any of the companies, [or] (iv) Employee shall breach any term of this Agreement and fail to correct such breach within ten days after commission of the same, then, and in each such case, the Company shall have the right to give notice of termination of Employee's services hereunder as of a date (not earlier than ten days from such notice) to be specified in such notice and this Agreement shall terminate on the date so specified; or

    (b) Employee shall die, then this Agreement terminates on his death, whereupon Employee or his estate, as the case may be, shall be entitled to receive only his salary at the rate provided in Section 3 to the date on which termination shall take effect. Nothing contained in this Section 10 shall be deemed to limit any other right the Company may have to terminate Employee's employment hereunder upon any ground permitted by law.

    11.  MERGER, CONSOLIDATION, SALE OF ASSETS

    In the event of a future disposition of (or including) the properties and business of the Company, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Company may elect:

    (a) To assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation; provided that such corporation shall assume in writing all of the obligations of the Company hereunder; and provided, further, that the Company (if and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement; or

    (b) In addition to its other rights of termination, to terminate this Agreement upon at least 30 days' written notice by paying Employee the compensation at the rate provided in Section 3 to the date on which such termination shall take effect.

    12.  SURVIVAL


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    (a)  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment.

    13.  MODIFICATION

    (a) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and this agreement also supersedes all existing agreements between Fix-Corp. and Mark Fixler concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

    14.  NOTICES

    (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). Any notice given to the Company shall be addressed to the attention of the Corporate Secretary. Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 14. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

    15.  WAIVER

    (a) Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

    16.  BINDING EFFECT

    (a) Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 11.

    17.  NO THIRD PARTY BENEFICIARIES



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    (a)  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 16).

    18.  HEADINGS

    (a) The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    19.  COUNTERPARTS; GOVERNING LAW

    (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date (or dates) set forth below.


FIX-CORP INTERNATIONAL, INC.                     MARK FIXLER


------------------------------------             -----------------------------
By:  Sherry L. Durst/Asst. Secretary

Dated:                                           Dated:
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